CONVERTIBLE LOAN

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NEITHER THIS SECURITY NOR SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY BE SOLD, OFFERED FOR SALE PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

CONVERTIBLE LOAN DUE SEPTEMBER 11, 2012

$                     USD                                                                                                                       September 11, 2009

FACT Corporation, a Colorado corporation (the “Company”), for value received, hereby promises to pay to the order of   (“Creditor”), or its registered assigns (the “Registered Holder”), the principal sum of  ($ ) on September 11, 2012, together with interest on the unpaid principal amount of this Convertible Loan (the “Loan”) from the date of issue at the rate of 8% per annum, compounded  monthly, until the principal amount shall have been paid, whether at maturity or by acceleration or otherwise.  Principal and all accrued and unpaid interest thereon shall become due and payable on September 11, 2012 (the “Final Maturity Date”), subject to acceleration as provided herein.    Interest payments shall be made on each 12 month anniversary of the date of this Loan until Loan shall be paid in full.

SECTION 1.     DEFINITIONS. As used in this Loan, the following terms shall have the meanings set forth below.

“Business Day” shall mean any day on which commercial banks are not required or authorized by law to close in New York, New York, Chicago, Illinois or San Francisco, California.

“Common Stock” shall mean the Company's Class A common stock, no par value.

“Conversion Notice” shall have the meaning set forth in Section 3.2

               “Event of Default” shall mean any of the events specified in Section 5.1

“Final Maturity Date” shall have the meaning set forth in the first introductory paragraph or this Loan.

            “Indebtedness” shall mean any indebtedness or liability for borrowed money of other indebtedness or liability evidenced by notes, bonds, Loans or similar obligations.

“Outstanding Amount” at any time, shall mean the sum of (i) the outstanding principal amount of the Loan at such time, and (ii) the aggregate amount of interest which shall have accrued thereon to such date.

 “Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or agency thereof.

SECTION 2.     PAYMENT. All payments made in accordance with this Loan in respect of principal or interest are to be made by wire transfer in immediately available funds to a bank account designated in writing by the Creditor to the Company at least two business days prior to the payment date or by such as means as shall be determined between the Creditor and the Company.

SECTION 3.     CONVERSION OF LOAN.

3.1      Right to Convert. Subject to and upon compliance with the provisions of this Section 3, the Creditor shall have the right, as its option, at any time and from time to time and until one (1) year from the date of the Loan, so long as any amount remains payable under this Loan to convert all or any part of the Outstanding Amount (in an amount which shall be a minimum amount of $5,000 or, if the entire Outstanding Amount shall be at such time less than $5,000, then such entire Outstanding Amount) into shares of Common Stock of the Company at a conversion price per share of $0.15 per Share.

3.2       Mechanics of Conversion. In order to exercise the conversion privilege described in Section 3.1, the Creditor shall surrender this Loan to the Company on any Business Day during usual business hours at the address of the Company set forth in Section 6.5, accompanied by a written notice, substantially in the from attached hereto as Exhibit A (the “Conversion Notice”), to the Company at such office, which Conversion Notice shall state that the Creditor elects to convert all or part of this Loan and shall set forth the name or names in which the certificate or certificates for shares of Common Stock to be issued upon such conversion shall be issued. No fractional shares shall be issued on any conversion of this Loan. If this Loan is surrendered for conversion pursuant to this Section 3.2, it shall (if so required by the Company) be accompanied by proper assignments thereof to the Company or in blank. As promptly as practicable after the receipt of such notice and the surrender of this Loan as aforesaid (together with any transfer tax payable thereon), the Company shall issue and deliver to the Creditor at such office or agency as shall be designated by the Creditor a certificate or certificates for the number of shares of Common Stock issuable on such conversion, together with, if less than the total Outstanding Amount of this Loan is then being converted, a new Loan, dated the original issue date hereof, in the principal amount determined as follows: the Outstanding principal and accrued interest on such date and the principal amount hereof shall be reduced by the amount so apportioned to principal. Such conversations shall be deemed to have been effected at the close of business on the date on which the Company receives the Conversion Notice, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby on such date.

SECTION 4.   CONVERSION OF LOAN.

4.1       Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock the full number of shares of Common Stock which shall be issuable at any time from time to time upon the conversion of this Loan pursuant to Section 3.

4.2       Notice of Default. If any one of more events which constitute, or which with notice or lapse of time or both would constitute, an Event of Default shall occur, the Company shall immediately give notice to the Creditor specifying the nature of such Event of Default.

4.3       Notice of Certain Events. So long as any principal amount under the Loans shall be outstanding, the Company shall give the Creditor prompt notice of (i) any event of default under any agreement with respect to indebtedness for borrowed money in excess of $50,000, and any event which, upon notice of lapse of time or both, would constitute such an event of default, and (ii) any action, suit proceeding at law or in equity or by of before any governmental instrumentality or agency which would have a material adverse effect on the business, assets, properties, condition (financial or other) or the results of the operations of the company.

4.4       Adjustments for Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock, or a merger or consolidation of the Company with or into another corporation, or a sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a condition precedent to such reorganization, merger, consolidation or sale, the Company shall ensure that provision is made to the effect that, following such transaction, the Creditor shall be entitled to receive upon conversion of this Loan, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, which a holder of the number of shares of Common Stock into which this Loan was convertible immediately prior to such transaction (as determined in accordance with Section 3.1) would have been entitled to receive on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.4 with respect to the rights of the Creditor after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4.4 (including adjustment of the number of shares of Common Stock issuable upon conversion of this Loan) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

4.5       No Impairment. The Company will not, by amendment of its Certificate of Incorporation of through any reorganization, transfer or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid the observance or performance or any of the terms to be observed or performed hereunder by the company, but at all times in good faith will assist in the carrying out of all the provision of Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Creditor against impairment.

SECTION 5.     EVENTS OF DEFAULT.

5.1       Events of Default. Any of the following events which shall occur and be continuing so long as this Loan remains outstanding shall be “Events of Default”:

 (a)       Failure to Pay Principal or Interest. The Company shall fail to pay any amount of principal of this Loan or any interest thereon when due.

 (b)       Covenants and Agreements. The Company shall in any material respect fail to perform or observe any term, covenant or agreement contained herein on its part to be performed or observed and any such failure shall remain un-remedied for 10 days after written notice thereof shall have been given to the Company by the Creditor.

 (c)   Assignment for Benefit of Creditors. The Company shall make an assignment for the benefit of, or enter into a composition with, creditors.

 (d)   Voluntary Bankruptcy. The Company shall petition or apply to any tribunal for, or consent to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any substantial part of its assets, or commences any proceedings relating to the Company under bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction.

(e)   Involuntary Bankruptcy. An order for relief shall be entered in an involuntary case under the bankruptcy laws of the United States, or an order, judgment or decree is entered appointing a trustee, receiver, custodian, liquidator or similar official or adjudicating the Company bankrupt or insolvent, or ordering or approving the Company’s liquidation or reorganization, or any significant modification of the rights of its creditors or approving the petition in any such proceedings, and such order, judgment or decree remains in effect for [60] days; or an involuntary petition or complaint shall be filed against the Company under the bankruptcy laws of the United States, or seeking the appointment of a trustee, receiver, custodian, liquidator or similar official, and such petition or complaint shall not have been dismissed within [60] days of the filing thereof.

(f)     Default Under Other Indebtedness.  The Company shall fail (i) to pay its Indebtedness (other than that evidenced by this Loan) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; provided, however, that any such failure to pay Indebtedness to trade creditors incurred in the ordinary course of business shall not constitute an Event of Default under this Subsection if the Company is contesting in good faith and by appropriate proceedings its obligation to pay such Indebtedness, or (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

5.2       Effect of Event of Default. If any Event of Default shall occur and be continuing, (a) the Creditor may, by notice to the Company, declare the entire principal amount of the Loan and interest accrued thereon to be forthwith due and payable without further demand, presentment, protest or other notice whatsoever, all of which are expressly waive by the Company; and  (b) whether or not the actions referred to in clause (a) have been  taken, the Creditor may exercise all other rights and remedies available to it under applicable law (in addition to their other rights and remedies under this Loan or otherwise).

SECTION  6. MISCELLANEOUS.

6.1   Amendments and Waivers. Any term of this Loan may be modified or amended, and the observance of any term of this Loan may be waived (either) generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Creditor.

6.2   Successors and Assigns. This Loan shall be binding upon inure to the benefit of the Company and the Creditor, and their respective legal representatives, successors and permitted assigns; provided, however, that no assignment by the Company of this Loan shall relieve it of any of its obligations hereunder without the written consent of the Creditor. This Loan and the rights, interests and obligations hereunder may be assigned at any time, in whole or in part, by the Creditor to any Person, provided that such Creditor shall have given the Company prior written notice of such assignment. Effective upon any such assignment by a Creditor, the Person to whom such rights, interests and obligations were assigned shall have and exercise all of the assigning Creditor rights, interests and obligations hereunder as if such Person were the original Creditor of this Loan, and such Person shall be deemed as a “Registered Holder” for all purposes hereunder.

6.3   Prepayment. In no event shall the Company be permitted to prepay any portion of the Outstanding Amount prior to the Final Maturity Date without the consent of the Creditor.

6.4   Governing Law. This Loan shall be governed by and construed under the laws of the State of Colorado.

6.5   Notices. Any notice, request, instruction or other document to be given hereunder by the Company to the Creditor, and vice versa, shall be in writing, shall be deemed to have been duly given or delivered when delivered personally of telecopy (receipt confirmed, with a copy sent by certified or registered mail as set forth herein) or sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service to the address as the party to whom, notice is to be given may provide in a written notice to the Company, a copy of which written notice shall be on file with the Secretary of the Company:

(a)   To the Company:

         FACT Corporation
             1530 9th Ave S.E.,
             Calgary, Alberta T2G 0T7
             Fax: 403 272 3620

             (b)   To the Creditor:

              Or:

 At the address of such creditor on the register maintained

 pursuant to Section 6.8 hereof.

6.6   Severability. If one or more provisions of this Loan are held to be unenforceable under applicable law, such provision shall be excluded from this Loan, and the balance of the Loan shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

6.7   Further Assurances. The Company shall, without further consideration, use reasonable efforts to execute and deliver to the other such additional documents and take such other action, as may reasonably be requested, to carry out the intent of this Loan and the transactions contemplated hereby.

6.8  Other Indebtedness.    The Creditor has been advised by the Company that this Loan  is a portion of certain Indebtedness of the Company to a maximum of $1,500,000 which shall be negotiated amongst certain Creditors of the Company on the same terms and conditions as this Loan, with all of the creditors which may enter into Convertible Loans having the same rights and privileges as those granted to the Creditor under this Loan (the “Loans”).  The Creditor has further been advised and herein acknowledges that the Company may issue debt settlement shares of Common stock to settle any outstanding debt that will not enter into a Convertible Loan agreement at a price less than the conversion price offered under this Loan.

6.9    Register. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Loans and the Company shall be entitled to rely on such register for all purposes hereunder as to the identity of the Creditors of the Loans. The Company will at any time, at its expense (other than the payment of any applicable transfer tax), at the request of the Creditor, and upon surrender of such Loan for such purpose, issue new

Persons as may be designated by such Creditor in an aggregate principal amount equal to the unpaid principal amount of such Loan and substantially in the form of such Loan with appropriate variations.

6.10      Replacement of Loan. Upon receipt of evidence satisfactory to the Company of  the loss, theft, destruction or mutilation of this Loan and, in the case of any such  loss, theft, destruction, upon delivery of indemnity satisfactory to the Company. Or in the case of any such mutilation, upon surrender and cancellation of this Loan, the Company will issue a new Loan, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Loan.

6.10   Usury. Regardless of any provision of this Loan or any document relating hereto, the holder of this Loan shall never be entitled to receive, collect or apply as interest on the principal of this Loan any amount in excess of the maximum rate of interest allowable under applicable law, and in the event the holder of this Loan ever receives, collects or applies as interest here on any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal of this Loan and shall be treated as such, and  if the principal of the Loan is paid in full, any remaining excess shall forthwith be paid to the company.

6.11 Settlement of Outstanding Debt.  The Creditor hereby acknowledges that this Loan is made in settlement of outstanding debt between the Creditor and FACT Corporation which is currently outstanding on the books of FACT Corporation and that this Loan will constitute full and final settlement of that debt and be replaced by the Loan.

IN  WITNESS  WHEREOF, this Loan has been duly executed and delivered as of the date first above written.

FACT CORPORATION

                                          By:    ______________________________________
                                                                                                                                  Title: President

EXHIBIT A

FORM OF ELECTION TO CONVERT

To           FACT Corporation:

The undersigned holder of the Convertible Loan due September 11, 2012 (the “Loan”) of FACT Corporation, a Colorado corporation (the “Company”), hereby irrevocably exercises its option to convert   $   _______ of the Outstanding Amount (as defined in the Loan) of the Loan into ________  shares of Common Stock of the Company at $0.15  per Share (as defined in the Loan) in accordance with the terms of the Loan, and directs that the shares issuable and deliverable upon conversion, together with, if less than the total outstanding principal amount of this Loan is being converted, a new Loan in the principal amount of this Loan that is not being so converted, be issues in the name of and delivered to the undersigned, unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay any transfer taxes payable with respect thereto.

Dated: ______________________

REGISTERED HOLDER:   ________________________________________

By: ___________________________________

Name: _________________________________

Title:  __________________________________

Address:  ________________________________

                 _________________________________